ESCROW AGREEMENT

                  This Escrow Agreement is made and entered into as of this 29th day of September, 1997, by and among Texas Commerce Bank, National Association (the "Escrow Agent"), The ForeFront Group, Inc., a Delaware corporation ("ForeFront"), Sunil K. Sethi, Naveen Seth, Sukhdev Walia, Sunita Uppal and Jang Bhadhur Sethi (individually, a "Shareholder" and, collectively, the "Shareholders").

                              W I T N E S S E T H:

                  WHEREAS, ForeFront and the Shareholders have entered into an Acquisition Agreement, dated as of the date hereof (collectively, with all amendments, schedules, exhibits and certificates referred to therein, the "Acquisition Agreement"), which provides for the acquisition by ForeFront of all of the outstanding Special Shares of capital stock of Lan Professional Inc., a Canadian corporation, ("LanTec") held by the Shareholders (the "Acquisition"); and

                  WHEREAS, the Acquisition Agreement provides that on the effective date of the Acquisition, a portion of the purchase price, including cash and Exchangeable Shares of LanTec (the "Exchangeable Shares") held by the Shareholders as a result of the Acquisition, which Exchangeable Shares are exchangeable for shares of ForeFront Common Stock, par value $.01 per share ("ForeFront Common Stock"), will be deposited in escrow with the Escrow Agent pursuant to this Agreement;

                  NOW, THEREFORE, in consideration of the mutual premises and covenants contained in the Acquisition Agreement and herein, the parties agree as follows:

                                    ARTICLE I

                          Establishment of Escrow Fund

                  1.1 Escrow. Subject to Section 2.1, the Escrow Agent shall initially hold in escrow (i) the sum of Fifty Thousand U.S. Dollars (U.S.$50,000) (the "Cash Escrow", as said amount may increase or decrease as a result of the investment and reinvestment thereof, and as said amount may be reduced by charges thereto and (ii) 81,687 Exchangeable Shares of LanTec, owned by the Shareholders in the respective amount set forth on Exhibit A hereto adjacent to each Shareholder's name (the "Escrow Shares"), which shall be held and distributed by the Escrow Agent in accordance with the terms and conditions of Article II of this Agreement. Concurrently with their delivery of the Escrow Shares to the Escrow Agent, the Shareholders shall execute a stock power with respect to each of the certificates, which stock powers shall be delivered to the Escrow Agent and attached to the certificates representing the Escrow Shares. Together, the Cash Escrow and the Escrow Shares constitute the Escrow Fund.

         Subject to and in accordance with the terms and conditions hereof, Escrow Agent agrees that it shall receive, hold in escrow, invest and reinvest and release or distribute the Cash Escrow.


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It is  hereby  expressly  stipulated  and  agreed  that all  interest  and other earnings on the Cash Escrow shall become a part of the Cash Escrow for all purposes, and that all losses resulting from the investment or reinvestment thereof from time to time and all amounts charged thereto to compensate or reimburse the Escrow Agent from time to time for amounts owing to it hereunder shall from the time of such loss or charge no longer constitute part of the Escrow Fund.

                    1.2 Investment of Cash Escrow. Escrow Agent shall invest and reinvest the Cash Escrow in the Vista 100% U.S. Treasury Securities Money Market Fund, unless otherwise instructed in writing by ForeFront. Such written instructions, if any, referred to in the foregoing sentence shall specify the type and identity of the investments to be purchased and/or sold and shall also include the name of the broker dealer, if any, which ForeFront directs the Escrow Agent to use in respect of such investment, any particular settlement procedures required, if any (which settlement procedures shall be consistent with industry standards and practices), and such other information as Escrow Agent may require. Escrow Agent shall not be liable for failure to invest or reinvest funds absent sufficient written direction. Unless Escrow Agent is otherwise directed in such written instructions, Escrow Agent may use a broker dealer of its own selection, including a broker dealer owned by or affiliated with Escrow Agent or any of its affiliates. It is expressly agreed and understood by the parties hereto that Escrow Agent shall not in any way whatsoever be liable for losses on any investments, including, but not limited to, losses from market risks due to premature liquidation or resulting from other actions taken pursuant to this Escrow Agreement.

         Receipt, investment and reinvestment of the Cash Escrow shall be confirmed by Escrow Agent as soon as practicable by account statement, and any discrepancies in any such account statement shall be noted by ForeFront to Escrow Agent within 30 calendar days after receipt thereof. Failure to inform Escrow Agent in writing of any discrepancies in any such account statement within said 30 day period shall conclusively be deemed confirmation of such account statement in its entirety. For purposes of this paragraph, (a) each account statement shall be deemed to have been received by the party to whom directed on the earlier to occur of (i) actual receipt thereof and (ii) three business days, as hereinafter defined, after the deposit thereof in the United States mail, postage prepaid, and (b) the term business day shall mean any day of the year, excluding Saturday, Sunday and any other day on which national banks are required or authorized to close in Houston, Texas.

1.3 ForeFront Common Stock. Escrow Agent shall, on written notice from a Shareholder requesting such action, which notice shall be acknowledged by
ForeFront in writing, deliver the Exchangeable Shares requested by the Shareholder in such notice to ForeFront for exchange into an equivalent number of shares of ForeFront Common Stock in the name of such Shareholder, and accept and hold in escrow under terms of this Agreement the ForeFront Common Stock representing the shares acquired by the Shareholder on exchange of the Exchangeable Shares specified in the notice.

                                   ARTICLE II

                           Application of Escrow Fund

                  2.1 Distribution of Escrow Fund. The Escrow Fund shall serve as collateral for the indemnity obligations of the Shareholders under the Acquisition Agreement. Any claim by ForeFront, or any other person entitled to indemnification under the Acquisition Agreement (herein an "indemnified person") for indemnification against the Shareholders shall be conducted in accordance with the terms of this Section 2.1. If ForeFront or any other such person shall have any claim against the Shareholders, it or such other person shall promptly give written notice thereof to the Escrow Agent and the Shareholders, including in such notice a brief description of the facts upon which such claims are based and the amount thereof. If the Shareholders object to the allowance of any such claims, they shall give written notice to ForeFront and such person and the Escrow Agent within thirty days following receipt of notice of claim, advising it and the Escrow Agent that they do not consent to the delivery of any of the Escrow Funds out of escrow for application to such claims. If no such notice is timely provided by the Shareholders to ForeFront, such other person, if applicable, and the Escrow Agent, the Escrow Agent shall, within five business days after the expiration of the prior notice period, deliver to ForeFront out of escrow (i) that amount of the Cash Escrow as is necessary to satisfy the claim, and (ii) to the extent that all of the Cash Escrow has been exhausted, an amount equal to the lesser of: (a) the number of the Escrow Shares (in whole shares) equal to the amount of the claim or claims thus to be satisfied divided by $6.9375 per share, or (b) all of the Escrow Shares. If the Shareholders advise ForeFront, or such other person, if applicable, and the Escrow Agent within the foregoing thirty day period that they object to such application of the Escrow Fund after a claim has been made, the Escrow Agent shall hold the Escrow Fund in escrow until the rights of the Shareholders and ForeFront and such other person with respect thereto have been agreed upon or otherwise determined in accordance with the terms of this Agreement.

                  Upon the anniversary date of this Agreement, the Escrow Agent shall within 15 days following the receipt of written notice from the Shareholders, a copy of which notice shall be given to ForeFront concurrent therewith, distribute to (i) the Shareholders all of the Cash Escrow remaining in the Escrow Fund, in accordance with the applicable percentages specified on Exhibit A hereto, less the value of any pending claims then being asserted, and
(ii) each Shareholder, or such other person as the Shareholder may designate in writing, all of the Escrow Shares originally deposited in the escrow for such Shareholders pursuant to Article 1 hereof, less any Escrow Shares previously delivered to ForeFront pursuant to this Section 2.1 and less the number of Escrow Shares (in whole shares) equal to the amount of any pending claims asserted by ForeFront divided by $6.9375 per share (after taking into account the amount of Cash Escrow remaining in the Escrow Fund), with the value of such pending claims determined in good faith by the Board of Directors of ForeFront, after taking into account such factors as the Board of Directors shall deem appropriate, provided that if the Shareholders do not agree with the Board of Directors' determination of the amount of any such pending claims, the amount of any such pending claim shall be finally determined in accordance with Section
2.3 of this Agreement, and
provided further, that in the event that ForeFront shall notify the Escrow Agent that it objects to such release, then the dispute shall be resolved in accordance with Section 2.3.

                  The Cash Escrow and Escrow Shares not so distributed pursuant to this Section 2.1 shall be retained in escrow by the Escrow Agent until all such pending claims are resolved; provided, that upon the disposition of any such claims prior to the disposition of all such claims, the Escrow Agent shall deliver to the Shareholders such number of Escrow Shares (in whole shares) as is most nearly equal to the excess of the aggregate market value of the remaining Escrow Shares (determined as provided above) together with the amount of Cash Escrow then remaining in the Escrow Fund over the amount of the remaining aggregate claims as determined above. Any claims which (i) are disputed by the Shareholders and subsequently result in ForeFront or an indemnified person, and the Shareholders agreeing upon the resolution thereof, or which are finally determined by arbitration as provided in Section 2.3 hereof, and (ii) result in ForeFront or such indemnified person incurring an expense which is subject to indemnification by the Shareholders, shall be settled by delivery of such portion of the Cash Escrow and Escrow Shares to ForeFront in accordance with the provisions above, upon written evidence of such disposition or agreement provided to the Escrow Agent.

                  2.2 Ownership of Escrow Shares; Voting Rights. The Shareholders shall have all indicia of ownership of the Escrow Shares while they are held in escrow, including, without limitation, the right to vote the Escrow Shares and receive distributions thereon and the obligations to pay all taxes, assessments, and charges with respect thereto, but excluding the right to sell, transfer, pledge, hypothecate or otherwise dispose of any Escrow Shares;
provided, that any distribution of stock of LanTec or ForeFront on or with respect to the Escrow Shares and any other shares or securities into which such Escrow Shares may be changed or for which they may be exchanged pursuant to corporate action of LanTec or ForeFront affecting holders of LanTec Exchangeable Shares or ForeFront Common Stock generally shall be delivered to and held by the Escrow Agent in escrow and shall be subject to the provisions of this Agreement.

                  2.3 Arbitration. Any controversy involving a claim by ForeFront on the Escrow Fund shall be finally settled by arbitration in Houston, Texas in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Such arbitration shall be conducted by three arbitrators chosen by mutual agreement of the Shareholders and ForeFront. Failing such agreement, the arbitration shall be conducted in accordance with the foregoing rules. There shall be limited discovery prior to the arbitration hearing, subject to the discretion of the arbitrators, as follows: (a) exchange of witness lists and copies of documentary evidence and documents related to or arising out of the issues to be arbitrated,
(b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Each party shall pay its own costs and expenses (including counsel fees) of any such arbitration.

                                   ARTICLE III

                                  Escrow Agent

                  3.1 Duties and Obligations. The duties and obligations of the Escrow Agent are purely ministerial and limited to those specifically set forth in this Agreement, as each may from time to time be amended. The Escrow Agent shall only be liable for, any loss, liability, cost or expense (including reasonable attorneys' fees and expenses ) resulting from any breach of the express terms of this Agreement or the Escrow Agent's own gross negligence, willful misconduct or lack of good faith.

                  3.2 Risk of Loss. The Escrow Agent acknowledges and agrees that the Escrow Agent bears the exclusive risk of loss, theft or damage with respect to the Cash Escrow and Escrow Shares in its possession.

                  3.3 Escrow Agent's Compensation, Expenses and Indemnification. ForeFront shall pay to the Escrow Agent compensation in respect of the Escrow Agent's duties and obligations under this Agreement. Upon the execution of this Agreement and the delivery of the Cash Escrow and Escrow Shares to the Escrow Agent, the Escrow Agent shall be entitled to an initial fee of $3,500 for the first twelve month period following the date hereof, and an annual fee of $3,000 per year thereafter.

                  3.4 Resignation. The Escrow Agent may resign at any time by giving not less than sixty days written notice thereof to each of ForeFront and the Shareholders.

                  3.5 Successor Escrow Agent. Upon receipt of the Escrow Agent's notice of resignation, ForeFront and the Shareholders may appoint a successor escrow agent. Upon the acceptance of the appointment as escrow agent hereunder by a successor escrow agent and the transfer to such successor escrow agent of the Cash Escrow and Escrow Shares, the resignation of the Escrow Agent shall become effective and the Escrow Agent shall be discharged from any future duties and obligations under this Agreement.

                  3.6 Conflicting Demands. If on or before the close of escrow the Escrow Agent receives or becomes aware of any conflicting demands or claims with respect to the Escrow Fund or the rights of any of the parties hereto to such Escrow Fund, the Escrow Agent shall have the right to discontinue any or all future acts on the Escrow Agent' part until such conflict is resolved to the Escrow Agent's satisfaction; to commence or defend any action or proceedings for the determination of such conflict; or to file a suit in interpleader and obtain an order from a court of competent jurisdiction requiring all parties involved to interplead and litigate in such court their rights among themselves and with the Escrow Agent. In the event any of the above-described events occur, each of ForeFront, on the one hand, and the Shareholders, on the other hand, agree to pay one half of all costs, damages, judgments and expenses, including reasonable attorneys fees, suffered or incurred by the Escrow Agent in connection with, or arising out of, such conflicting demands or claims, including, without limitation, a suit in interpleader brought by the Escrow Agent.

                  3.7 Indemnity. The Shareholders and ForeFront hereby agree to jointly and severally indemnify the Escrow Agent for, and to hold it harmless against any loss, liability or expense arising out of or in connection with this Agreement and carrying out its duties hereunder, including the costs and expenses of defending itself against any claim of liability, except in those cases where the Escrow Agent has been guilty of gross negligence or willful misconduct. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

                                   ARTICLE IV

                                  Miscellaneous

                  4.1 Notices. Any notice or other communication required or permitted to be given to the parties hereto shall be deemed to have been given if personally delivered (including personal delivery by facsimile), or ten days after mailing by certified or registered mail, return receipt requested, first class postage prepaid, addressed as follows (or at such other address as the addressed party may have substituted by notice pursuant to this Section 4.1):

                  (a)      If to ForeFront:

                           The ForeFront Group, Inc.
                           1360 Post Oak Blvd, Suite 2050
                           Houston, Texas 77056
                           Attention: Jeffrey R. Harder
                           Tel: (713)961-1101
                           Facsimile:  (713) 961-4530

                  (b)      If to the Shareholders:

                           Sunil K. Sethi
                           10 Baslaw Dr.
                           Ottawa, Ont. K1G 5J8
                           Tel: (613)736-5326
                           Facsimile: (613)736-9614



                  (c)      If to the Escrow Agent:

                           Texas Commerce Bank, N.A.
                           600 Travis Street, Suite 1150
                           Houston, Texas 77002
                           Attention: Corporate Trust, Greg Campbell
                           Tel: (713)216-6029
                           Facsimile: (713) 216-5476

                  4.2 Termination. This Agreement shall terminate upon the mutual written express agreement of ForeFront and the Shareholders. In any event, this Agreement terminates when all of the Escrow Fund has been distributed according to its terms.

                  4.3 Interpretation. The validity, construction, interpretation and enforcement of this Agreement shall be determined and governed by the laws of the State of Texas. The invalidity or unenforceability of any provision of this Agreement or the invalidity or unenforceability of any provision as applied to a particular occurrence or circumstance shall not affect the validity or enforceability of any of the other provisions of this Agreement or the applicability of such provision, as the case may be.

                  4.4 Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.

                  4.5 Transfer of Interests. None of the Shareholders shall sell, transfer, pledge, hypothecate or otherwise dispose of any Escrow Shares, or any interest therein prior to the distribution of such Escrow Shares in accordance with Section 2.1 above.

                  4.6 Taxes. For purposes of federal and state income taxation, the Escrow Shares shall be treated as owned by the Shareholder and this Agreement shall be interpreted in a manner to effect the Shareholder's ownership of the Escrow Shares for such tax purposes.

                  4.7 Term. This Agreement shall terminate at the expiration of one year from the effective date, unless any claim for indemnification is not settled or is otherwise pending, in which event this Agreement shall continue until all such claims or disputes have been finally resolved.

                  IN WITNESS WHEREOF, the parties have signed this Agreement on the day and year first above written.

                                                     Texas Commerce Bank,
                                                          National Association
                                                          as Escrow Agent


                                                     By: /s/ Greg Campbell
                                                     Name: Greg Campbell
                                                     Title:   Trust Officer

                                                     The ForeFront Group, Inc.,
                                                          a Delaware corporation


                                                     By: /s/ David Sikora
                                                     Name: David Sikora
                                                     Title: President & CEO


                                                     The Shareholders:


                                                       /s/ Sunil Sethi
                                                     Sunil K. Sethi

                                                        /s/ Naveen Seth
                                                     Naveen Seth

                                                       /s/ Sukhdev Walia
                                                     Sukhdev Walia

                                                       /s/ Sunita Uppal
                                                     Sunita Uppal


                                                       /s/ J B Sethi
                                                      Jang Bhadhur Sethi

                                    EXHIBIT A


                           Applicable Cash                  Number of
                          Escrow Percentages            Exchangeable Shares

Sunil K. Sethi                  21.25%                       24,242

Naveen Seth                     21.25%                       24,242

Sukhdev Walia                   21.25%                       12,270

Sunita Uppal                    21.25%                       12,270

Jang Bhadhur Sethi               15%                          8,663

                                            Total:           81,687